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                                                                     EXHIBIT 3.3

                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                            IMAGEMATRIX CORPORATION


     ImageMatrix Corporation (hereinafter called the "Corporation"), organized and existing under and by virtue of the Colorado Business Corporation Act of the State of Colorado, does hereby certify as follows:

     By written consent of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 7-108-202 of the Colorado Business Corporation Act of the State of Colorado, setting forth an amendment to the Articles of Incorporation of the Corporation which determines the preferences, limitations and relative rights of a new class of preferred stock. The amendment was duly adopted by the Board of Directors pursuant to Section 7-106-102. The resolution setting forth the amendment is as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of -------- this Corporation by Article II of its Articles of Incorporation, a
          series of Preferred Stock of the Corporation be and it hereby is created, and the designation and relative rights and preferences of the shares of such series, and the limitations or restrictions thereof, are as follows:

C.   SERIES A CONVERTIBLE PREFERRED STOCK
     ------------------------------------

     Three Million Three Hundred Thousand (3,300,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below:

     1.   Dividends.  The holders of the Series A Preferred Stock shall be
          ---------
entitled to receive, out of any funds legally available therefor, dividends which will accrue on the outstanding principal amounts of the Series A Preferred Stock at the rate of seven percent (7%) (the "Dividend Rate") of the purchase price per annum, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation other than the Series A Preferred Stock, on a quarterly basis. Such dividends shall accrue, shall be payable, and shall be deemed to accrue from day to day whether or not paid on or declared, and shall be cumulative so that if at any time such dividends on the Series A Preferred Stock shall not have been paid, and set apart for payment, the deficiency shall be fully paid on and set apart for payment before any dividend shall be earned or set apart for any other shares of capital stock of the Corporation and before any purchase or acquisition of any other shares of capital stock of the Corporation is made by the Corporation, except the repurchase of the shares
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of capital stock of the Corporation from employees of this Corporation upon termination of employment. The Dividend Rate shall be increased to eighteen percent (18%) in the event a registration statement is not filed with the U.S. Securities and Exchange Commission to register the Common Stock underlying the Series A Preferred Stock without sixty (60) days of the closing of the Securities Purchase Agreement, as hereinafter defined, or if such registration is not effective within ninety (90) days thereafter. At the option of the Corporation, dividends payable pursuant to this Paragraph may be paid in shares of the Corporation's Common Stock, at the valuation set forth in Paragraph 4(a) hereof.

     2.   Liquidation, Dissolution or Winding Up.
          --------------------------------------

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder ("Holder") of shares of Series A Preferred Stock then outstanding shall be entitled to receive the amount of $1.00 per share, as adjusted for any stock splits, combinations or other similar recapitalizations affecting such shares, plus any accrued but unpaid dividends thereon, and shall then be entitled to receive on a pro-rata basis with holders of common stock (based, in the case of the Series A Preferred Stock, on the number of shares of Common Stock into which such convertible securities are then convertible), the remaining funds and assets of the Corporation available for distribution to its stockholders.

     3.   Voting.  The Series A Preferred Stock shall be nonvoting.
          -------

     4.   Optional Conversion.  The Holders of the Series A Preferred Stock
          -------------------
shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert.  Each share of Series A Preferred Stock shall be
              ----------------
convertible, at the option of the Holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the number of shares of Series A Preferred Stock plus accrued but unpaid dividends, by the lower of (i) $2.25 per share or (ii) 75% of the average closing bid price of the Company's Common Stock on the Nasdaq SmallCap Market (or such other stock exchange, quotation service or over the counter market on which the Common Stock may be traded) for the eight (8) trading days prior to Conversion (the "Conversion Price"). The Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

          (b) Fractional Shares.  No fractional shares of Common Stock will be
              -----------------
issued in connection with the Conversion hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor in an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

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          (c)  Mechanics of Conversion.
               -----------------------

               (i) In order for a Holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall deliver by telecopy or otherwise, a written request to convert Holder's Series A Preferred Stock into Common Stock ("Conversion Notice") in the form attached hereto as Exhibit A to the Company at its principal office to the attention of Blair McNea, Secretary and Gerald E. Henderson, President, and Holder shall deliver to Blair McNea at the Company as soon as practicable thereafter, the original Conversion Notice and the original certificates for the Series A Preferred Stock. At its expense, the Company shall within five (5) business days of its receipt of the original Conversion Notice and the original certificates for the Series A Preferred Stock, issue and deliver to the Holder at the Company's principal office, or such other place designated by the Holder, a certificate ("Certificate") evidence the issuance of such Common Stock to which the Holder is entitled upon such Conversion, together with any cash amounts payable in lieu of the issuance of a fraction of a share of Common Stock.

               (ii) Provided that Holder delivers the original Conversion Notice and the original Series A Preferred Stock Certificates within two (2) business days of the initial delivery of the Conversion Notice to the Company by telecopy or otherwise, as provided above, Conversion shall be deemed to be effective on the date of such initial delivery of the Conversion Notice. Otherwise, Conversion shall be deemed to be effective on the date the Company receives the original Conversion Notice and the original certificates for the Series A Preferred Stock. Thereafter, the Holder shall be treated for all purposes as the record holder of such securities as of the date of conversion. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly. Under certain circumstances, the Company shall be obligated to make a late payment to Holder as set forth in Section 5.03 of the Securities Purchase Agreement between the Company and the purchasers of the Series A Preferred Stock (the "Securities Purchase Agreement").

               (iii) The Corporation shall at all times when the Series A Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock (not less than 5,000,000 shares, as such number may be adjusted as a result of stock splits, stock dividends, and similar events) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

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               (iv) No Holder shall have a right to convert any Series A
Preferred Stock of the Company so long as and to the extent that at the time of such conversion, such conversion or exercise would cause the Holder then to be the "beneficial owner" of five percent (5%) or more of the Company's then outstanding Common Stock. For the purpose hereof, the term "beneficial owner" shall have the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934. The opinion of legal counsel to each Holder, in form and substance satisfactory to the Company and the Company's counsel, shall prevail in all matters relating to the amount of such Holder's beneficial ownership.

          (d)  Adjustment of Conversion Price and Redemption Trigger Price.
               ------------------------------------------------------------

               The number and kind of securities issuable upon conversion of the Series A Preferred Stock and the Conversion Price (as well as the Redemption Trigger Price) shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

               (i) Reclassification or Merger.  In case of any reclassification
                   --------------------------
or change of outstanding securities of the shares of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon conversion of the Series A Preferred Stock), or in case of any sale of all or substantially all of the assets of the Company, the Company shall as condition precedent to such transaction, provide a new class of Preferred Stock with terms as stated herein, but providing that the Holder of the Series A Preferred Stock shall have the right to exchange each share of Holder's Series A Preferred Stock for a share of such new class of Preferred Stock (the "New Class"), and upon such exchange to have the right to receive, upon conversion of the shares of the New Class, proportionately equivalent shares of Common Stock, other securities, money and property. Shares of the New Class shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this section 4(d). The provisions of this section 4(d) shall similarly apply to successive reclassifications, changes, mergers and sales of assets.

               (ii) Subdivision or Combination of Shares.  If the Company at any
                    -------------------------------------
time while the Series A Preferred Stock remains outstanding shall subdivide or combine its Common Stock, the Conversion Price and the Redemption Trigger Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

               (iii) Stock Dividends.  If the Company at any time while the
                     ---------------
Series A Preferred Stock is outstanding shall pay a dividend with respect to Common Stock payable in, or make any other distribution with respect to Common Stock (except any distribution specifically provided for in the foregoing sections 4(d)(i) and 4(d)(ii) of, Common Stock, then the

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Conversion Price and the Redemption Trigger Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Conversion Price or the Redemption Trigger Price, as the case may be, in effect immediately prior to such date of determination by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

               (e)  Notice of Adjustments.
                    ---------------------

               Whenever the Conversion Price and the Redemption Trigger Price shall be adjusted pursuant to paragraph 4(d) hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price or Prices after giving effect to such adjustment, and shall cause copies of such certificate to be mailed by first class mail, postage prepaid, to Holder.

     5.        Redemption by the Company.
               -------------------------

               (a) If the Company receives a request to convert all or any portion of the shares of Series A Preferred Stock and the Conversion Price is less than $1.50 per share (the "125% Redemption Trigger Price"), the Company shall have the right to decline to convert some or all of the Series A Preferred Stock for which Conversion is attempted and instead redeem such portion by payment of 125% (the "Redemption Amount") of (i) the purchase price paid by Holder thereof and (ii) accrued but unpaid dividends on such portion. In such events, the Company shall notify the Holder, no later than three (3) business days after the attempted Conversion, of the Company's intent to effect such redemption. At its expense, the Company shall, no later than three (3) business days thereafter, issue and deliver to the Holder at the Company's principal office or at such other place designated by the Holder, the Redemption Amount by a bank draft for immediately available funds. Under certain circumstances, the Company shall be obligated to make a late delivery payment to Holder as set forth in Section 5.03 of the Securities Purchase Agreement.

               (b) If the shares of the Company's Common Stock underlying the Series A Preferred Stock have not been registered by the first anniversary of the Securities Purchase Agreement, then at any time thereafter any Holder may, by notice to the Company require the Company to redeem up to Holder's pro rata portion (based on the portion of the Preferred Stock he then owns) of 2,000,000 shares of the Series A Preferred Stock. Such shares shall be redeemed for cash equal to 125% (the "Non-Approval Redemption Amount")of (i) the price paid by Holder thereof and (ii) and accrued but unpaid dividends on such portion and payment of such amount shall be made within three (3) business days after the date of such notice.

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     6.   Notice of Certain Actions.   In the event that the Company shall
          --------------------------
propose at any time:

          (a) to declare any dividend or distribution upon any class or series of its stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

          (c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

          (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its assets or property, or to liquidate, dissolve or wind up, whether voluntary or involuntary;

then in connection with each such event, the Company shall send to Holder:

              (i) at least 10 days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above;

              (ii) in the case of the matters referred to in (iii) and (iv) above, at least 10 days prior written notice of the date for the determination of shareholders entitled to vote thereon (and specifying the date on which the holders of Common Stock shares shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and

              (iii) prompt notice of any material change in the terms of the transaction described in (a) through (d) above.

     7.   Issuance of Additional Securities, etc.  For so long as any shares of
          ---------------------------------------
Series A Preferred Stock are outstanding, without the written consent or affirmative vote of the holders of a majority of the then outstanding Series A Preferred Stock, given in writing or by vote at a meeting, the Corporation shall not:

          (a) increase the authorized amount of Series A Preferred Stock or increase the authorized amount of any additional class or series of shares of stock, unless the same is subordinate to the rights and preferences of the Series A Preferred Stock; or

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          (b)  authorize or issue any convertible debt or any additional class or series of shares of stock unless the same is subordinate to the rights and preferences of the Series A Preferred Stock; or

          (c) amend its Articles of Incorporation or Bylaws in any manner which would impair the rights or interests of the holders of shares of Series A Preferred Stock or amend, alter or repeal in any respect the rights, preferences, privileges and other terms and conditions of the Series A Preferred Stock, except for a reduction in the authorized number of shares of Series A Preferred Stock to not less than the number then outstanding.


ATTEST:                                  IMAGEMATRIX CORPORATION


By: /s/ Blair W. McNea                   By: /s/ Gerald E. Henderson
    _____________________                    _______________________________
     Secretary                               Gerald E. Henderson, President



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